Exhibit 99.1

iRhythm Technologies Announces Third Quarter 2024 Financial Results

SAN FRANCISCO, October 30, 2024 - iRhythm Technologies, Inc. (NASDAQ: IRTC), a leading digital health care company focused on creating trusted solutions that detect, predict, and prevent disease, today reported financial results for the three months ended September 30, 2024.

Third Quarter 2024 Financial Highlights
•Revenue of $147.5 million, an 18% increase compared to third quarter 2023
•Gross margin of 68.8%, a 260-basis point increase compared to third quarter 2023
•Unrestricted cash, cash equivalents and marketable securities of $522.0 million as of September 30, 2024

Recent Operational Highlights
•Strong quarterly registration volume driven by record demand from existing accounts combined with another record quarter of new account openings in the United States and record registrations in the United Kingdom
•Received FDA 510(k) clearance for updates previously made to the Zio AT device as letter to file
•Expanded global reach with commercial launch of Zio monitor in Austria, the Netherlands, Switzerland, and Spain, and received Japanese PMDA regulatory approval for Zio monitor, highlighting our continued commitment to bringing our innovative digital healthcare solutions to millions of people worldwide
•Entered into technology license agreement with BioIntelliSense to incorporate medical grade, connected, multi-sensor capabilities into our future ambulatory cardiac monitoring products, positioning us to expand the capabilities of our product platform
•Upcoming data at American Heart Association's Scientific Sessions 2024 in Chicago from November 16–18

"The third quarter of 2024 was an exceptional quarter of execution as our teams drove significant demand in our core business, made substantial progress in expanding our Zio services into global markets, and established an important licensing agreement with an external partner to drive future platform capabilities for long term growth," said Quentin Blackford, president and chief executive officer of iRhythm. "Third quarter revenue growth of over 18% year-over-year was driven by record volume demand from existing accounts, and our field teams were also able to open a record number of new accounts during the quarter while continuing our expansion into primary care channels. We were also very pleased to be able to celebrate one million patients having been registered for Zio monitor - our newest generation, long-term continuous monitoring system - in October and have officially launched our first commercial account using Aura - Epic’s specialty diagnostics and devices suite."

"We also made tangible progress towards long-term initiatives to drive future growth. For the first time ever, we have achieved more than 10,000 billable registrations in a single quarter in the UK, and we are excited that we have begun receiving physician orders following commercial launch in four additional European countries. Furthermore, we have recently received a FDA 510(k) clearance for updates to our Zio AT device associated with our FDA remediation efforts, an ongoing and critical priority for our teams to demonstrate our commitment to quality, compliance and performance. With strong execution across multiple growth levers and with additional catalysts on the horizon, we could not be more excited about the future of iRhythm."

Third Quarter Financial Results
Revenue for the third quarter of 2024 was $147.5 million, up 18% from $124.6 million during the same period in 2023. The increase was driven by growth in demand for Zio services.

Gross profit for the third quarter of 2024 was $101.5 million, up 23% from $82.5 million during the same period in 2023, while gross margin was 68.8%, up from 66.2% during the same period in 2023. The increase in gross profit was primarily due to increased volume of Zio services provided due to higher demand. The increase in gross margin was primarily due to operational efficiencies as well as the absence of increased reserves for excess Zio XT printed circuit board assembly (PCBA) components that were incurred during the prior year.

Operating expenses for the third quarter of 2024 were $151.8 million, compared to $110.1 million for the same period in 2023. Adjusted operating expenses for the third quarter of 2024 were $143.8 million, compared to $107.1 million during the same period in 2023. The increase in adjusted operating expenses was primarily driven by a $32.1 million charge for license consideration payable to BioIntelliSense that was recognized on iRhythm’s unaudited condensed consolidated statements of operations as acquired in-process research and development (“IPR&D”) expense during the third quarter of 2024. In alignment with SEC guidance around non-GAAP financial measures relating to acquired IPR&D expense, iRhythm does not exclude expenses related to acquired IPR&D from its non-GAAP results.

Exhibit 99.1

Net loss for the third quarter of 2024 was $46.2 million, or a diluted loss of $1.48 per share, compared with net loss of $27.1 million, or a diluted loss of $0.89 per share, for the same period in 2023. Adjusted net loss for the third quarter of 2024 was $39.2 million, or a diluted loss of $1.26 per share, compared with an adjusted net loss of $24.1 million, or a diluted loss of $0.79 per share, for the same period in 2023. The increase in net loss was primarily driven by a $32.1 million charge for license consideration payable to BioIntelliSense that was recognized on iRhythm’s unaudited condensed consolidated statements of operations as acquired IPR&D expense during the third quarter of 2024.

Unrestricted cash, cash equivalents, and marketable securities were $522.0 million as of September 30, 2024.

2024 Annual Guidance
iRhythm projects revenue for the full year 2024 to grow approximately 18% to 19% compared to prior year results, ranging from approximately $582.5 million to $587.5 million. Gross margin for the full year 2024 is expected to range from 68.5% to 69.0%. iRhythm now expects adjusted EBITDA margin for the full year 2024 to range from approximately negative 2% to negative 1.5% of full year revenues. Adjusted EBITDA guidance includes license consideration payable to BioIntelliSense that is recognized on iRhythm’s consolidated statements of operations as acquired IPR&D expenses, including a charge of approximately $32 million of expense incurred during the third quarter of 2024. In alignment with SEC guidance around non-GAAP financial measures relating to acquired IPR&D expense, iRhythm will not exclude expenses related to acquired IPR&D from its non-GAAP results, which include adjusted EBITDA.

Webcast and Conference Call Information
iRhythm’s management team will host a conference call today beginning at 1:30 p.m. PT/4:30 p.m. ET. Interested parties may access a live and archived webcast of the presentation on the “Events & Presentations” section of the company’s investor website at investors.irhythmtech.com.

About iRhythm Technologies, Inc.
iRhythm is a leading digital health care company that creates trusted solutions that detect, predict, and prevent disease. Combining wearable biosensors and cloud-based data analytics with powerful proprietary algorithms, iRhythm distills data from millions of heartbeats into clinically actionable information. Through a relentless focus on patient care, iRhythm’s vision is to deliver better data, better insights, and better health for all.

Reclassifications
Certain prior period amounts have been reclassified to conform to the current year presentation. These reclassifications have no impact on previously reported results of operations or financial position.

Use of Non-GAAP Financial Measures
We refer to certain financial measures that are not recognized under U.S. generally accepted accounting principles (GAAP) in this press release, including adjusted EBITDA, adjusted net loss, adjusted net loss per share and adjusted operating expenses. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. See the schedules attached to this press release for additional information and reconciliations of such non-GAAP financial measures. We have not reconciled our adjusted operating expenses and adjusted EBITDA estimates for full year 2024 because certain items that impact these figures are uncertain or out of our control and cannot be reasonably predicted. Accordingly, a reconciliation of adjusted operating expenses and adjusted EBITDA estimates is not available without unreasonable effort.

Adjusted EBITDA excludes non-cash operating charges for stock-based compensation expense, changes in fair value of strategic investments, impairment and restructuring charges, business transformation costs, and loss on extinguishment of debt. Business transformation costs include costs associated with professional services, employee termination and relocation, third-party merger and acquisition, integration, and other costs to augment and restructure the organization, inclusive of both outsourced and offshore resources.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These statements include statements regarding financial guidance, market opportunity, ability to penetrate the market, anticipated productivity improvements and expectations for growth. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include risks described in the section entitled “Risk Factors” and elsewhere in our filings made with the Securities and Exchange Commission, including those on the Form 10-

Exhibit 99.1

Q expected to be filed on or about October 30, 2024. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. iRhythm disclaims any obligation to update these forward-looking statements.

Investor Contact
Stephanie Zhadkevich
investors@irhythmtech.com

Media Contact
Kassandra Perry
irhythm@highwirepr.com

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Condensed Consolidated Balance Sheets
(In thousands, except par value)
(unaudited)

	September 30, 2024	December 31, 2023
Assets
Current assets:
Cash and cash equivalents	$519,535	$36,173
Marketable securities	2,496	97,591
Accounts receivable, net	77,427	61,484
Inventory	15,032	13,973
Prepaid expenses and other current assets	13,419	21,591
Total current assets	627,909	230,812
Property and equipment, net	122,390	104,114
Operating lease right-of-use assets	45,570	49,317
Restricted cash, long-term	8,358	—
Goodwill	862	862
Long-term strategic investments	59,059	3,000
Other assets	45,540	45,039
Total assets	$909,688	$433,144
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$7,593	$5,543
Accrued liabilities	73,958	83,362
Deferred revenue	3,031	3,306
Operating lease liabilities, current portion	15,522	15,159
Total current liabilities	100,104	107,370
Long-term senior convertible notes	645,821	—
Debt, noncurrent portion	—	34,950
Other noncurrent liabilities	17,978	1,012
Operating lease liabilities, noncurrent portion	74,019	79,715
Total liabilities	837,922	223,047
Stockholders’ equity:
Preferred stock, $0.001 par value – 5,000 shares authorized; none issued and outstanding at September 30, 2024 and December 31, 2023	—	—
Common stock, $0.001 par value – 100,000 shares authorized; 31,516 shares issued and 31,287 shares outstanding at September 30, 2024, respectively; and 30,954 shares issued and outstanding at December 31, 2023	31	31
Additional paid-in capital	854,363	855,784
Accumulated other comprehensive loss	(66)	(112)
Accumulated deficit	(757,562)	(645,606)
Treasury stock, at cost; 229 and 0 shares at September 30, 2024 and December 31, 2023, respectively	(25,000)	—
Total stockholders’ equity	71,766	210,097
Total liabilities and stockholders’ equity	$909,688	$433,144

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenue, net	$147,538	$124,604	$427,514	$360,170
Cost of revenue	46,062	42,130	135,051	115,790
Gross profit	101,476	82,474	292,463	244,380
Operating expenses:
Research and development	15,694	16,309	52,378	44,828
Acquired in-process research and development	32,069	—	32,069	—
Selling, general and administrative	103,375	93,768	318,797	285,531
Impairment charges	641	—	641	—
Total operating expenses	151,779	110,077	403,885	330,359
Loss from operations	(50,303)	(27,603)	(111,422)	(85,979)
Interest and other income (expense), net:
Interest income	6,456	1,717	16,198	4,619
Interest expense	(3,329)	(927)	(9,501)	(2,709)
Loss on extinguishment of debt	—	—	(7,589)	—
Other income (expense), net	1,182	(108)	772	(143)
Total interest and other income (expense), net	4,309	682	(120)	1,767
Loss before income taxes	(45,994)	(26,921)	(111,542)	(84,212)
Income tax provision	188	195	414	495
Net loss	$(46,182)	$(27,116)	$(111,956)	$(84,707)
Net loss per common share, basic and diluted	$(1.48)	$(0.89)	$(3.59)	$(2.78)
Weighted-average shares, basic and diluted	31,262	30,607	31,147	30,470

Exhibit 99.1

IRHYTHM TECHNOLOGIES, INC.
Reconciliation of GAAP to Non-GAAP Financial Information
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Adjusted EBITDA reconciliation*
Net loss[1]	$(46,182)	$(27,116)	$(111,956)	$(84,707)
Interest expense	3,329	927	9,501	2,709
Interest income	(6,456)	(1,717)	(16,198)	(4,619)
Changes in fair value of strategic investments	(1,059)	—	(1,059)	—
Income tax provision	188	195	414	495
Depreciation and amortization	5,135	4,067	15,426	11,434
Stock-based compensation	17,158	21,008	59,970	53,358
Impairment charges	641	—	641	—
Business transformation costs	7,360	2,999	8,656	14,094
Loss on extinguishment of debt	—	—	7,589	—
Adjusted EBITDA	$(19,886)	$363	$(27,016)	$(7,236)

Adjusted net loss reconciliation*
Net loss, as reported[1]	$(46,182)	$(27,116)	$(111,956)	$(84,707)
Impairment charges	641	—	641	—
Business transformation costs	7,360	2,999	8,656	14,094
Changes in fair value of strategic investments	(1,059)	—	(1,059)	—
Loss on extinguishment of debt	—	—	7,589	—
Adjusted net loss	$(39,240)	$(24,117)	$(96,129)	$(70,613)

Adjusted net loss per share reconciliation*
Net loss per share, as reported[1]	$(1.48)	$(0.89)	$(3.59)	$(2.78)
Impairment charges per share	0.02	—	0.02	—
Business transformation costs per share	0.24	0.10	0.28	0.46
Changes in fair value of strategic investments per share	(0.03)	—	(0.03)	—
Loss on extinguishment of debt per share	—	—	0.24	—
Adjusted net loss per share	$(1.26)	$(0.79)	$(3.09)	$(2.32)
Weighted-average shares, basic and diluted	31,262	30,607	31,147	30,470

Adjusted operating expense reconciliation*
Operating expense, as reported	$151,779	$110,077	$403,885	$330,359
Impairment charges	(641)	—	(641)	—
Business transformation costs	(7,360)	(2,999)	(8,656)	(14,094)
Adjusted operating expense	$143,778	$107,078	$394,588	$316,265
*Certain numbers expressed may not sum due to rounding.
1 Net loss for the three and nine months ended September 30, 2024 includes $32.1 million of acquired in-process research and development expense.